Exhibit 99.1

NEWS RELEASE

	Contacts:	Thomas A. H. White
FOR IMMEDIATE RELEASE		Senior Vice President, Investor Relations
423.294.8996

Jim Sabourin
Vice President, Corporate Communications
423.294.6043

UnumProvident Senior Executive

Zubretsky Announces Resignation

Chattanooga, Tenn., Feb. 7, 2007 – UnumProvident Corporation (NYSE: UNM) announced today that Joseph Zubretsky, senior executive vice president of Finance, Investments and Corporate Development, is resigning effective February 28 to take a position with another company closer to his family in the Northeast.

“For the past two years Joe has lived in Chattanooga away from his family in the Northeast, and he has resigned to accept a position that will allow him to return to a more normal personal schedule,” said UnumProvident president and chief executive officer Thomas R. Watjen. “There are no immediate plans to replace Joe as we are fortunate to have a strong management team and a solid financial platform. I am also confident his departure will have no impact on the success of the capital management and strategic initiatives he headed. We appreciate what he has done on behalf of our company, and we wish him well.”

Zubretsky joined UnumProvident in March 2005.

ABOUT UNUMPROVIDENT

UnumProvident (www.unum.com) is the largest provider of group and individual income protection insurance, and one of the leading providers of employee benefits products and services in the United States and the United Kingdom. Through its subsidiaries, UnumProvident insures more than 25 million people and provided approximately $6.2 billion in total benefits to customers in 2006.

SAFE HARBOR STATEMENT

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release, such as our earnings per share guidance and our Unum US group income protection benefit ratio guidance, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative, regulatory, or tax changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections and experience, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of litigation, rating agency actions, regulatory actions and investigations, negative media attention, the level of pension benefit costs and funding, investment results, including credit deterioration of investments, and effectiveness of product and customer support. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2005 and subsequently filed Form 10-Qs. The forward-looking statements in this press release are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.

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